NUMBER 1

SHARES

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

Forum Acquisitions II, Inc.

TOTAL AUTHORIZED ISSUE 110,000,000 SHARES

See Reverse for Certain Definitions

100,000,000 SHARES PAR VALUE $0.0001 EACH
COMMON STOCK

10,000,000 SHARES PAR VALUE $0.0001 EACH
PREFERRED STOCK

This is to Certify that ______________________________ **is the owner of**

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FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
Forum Acquisitions II, Inc.

transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

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Secretary

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President